MORGAN STANLEY
                                               SPECTRUM SERIES

        May 2004
        Monthly Report

This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2004.




                                         Issued: June 30, 2004




[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                                                               INCEPTION-  COMPOUND
                                                                                                                TO-DATE   ANNUALIZED
                      1991   1992  1993   1994   1995  1996  1997  1998  1999   2000   2001   2002  2003   2004  RETURN     RETURN
FUND                    %      %     %      %      %     %     %     %     %      %      %      %     %      %      %          %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency ...  --     --    --     --     --    --    --    --    --    11.7   11.1   12.2  12.4  (15.8)  31.8        7.3
                                                                              (6 mos.)                   (5 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
  Balanced ..........         --    --    (1.7)  22.8  (3.6) 18.2  16.4   0.8    0.9   (0.3) (10.1) (6.2)  (5.3)  46.5        4.1
                                        (2 mos.)                                                         (5 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select ..... 31.2  (14.4) 41.6   (5.1)  23.6   5.3   6.2  14.2  (7.6)   7.1    1.7   15.4   9.6   (6.0)  184.8       8.5
                    (5 mos.)                                                                             (5 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic ..  --     --    --     0.1   10.5  (3.5)  0.4   7.8  37.2  (33.1)  (0.6)   9.4  24.0    2.7   46.9        4.1
                                        (2 mos.)                                                         (5 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical ..  --     --    --    (2.2)  17.6  18.3   7.5  10.2  (7.5)   7.8   (7.2)  23.3  23.0   (5.0)  115.1       8.3
                                        (2 mos.)                                                         (5 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 825 Third Avenue, 9th Floor
 New York, NY 10022
 Telephone (212) 310-6444
MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
MAY 2004

Dear Limited Partner:

    The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of May 31, 2004 was as follows:

FUND                                   N.A.V.           % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                     $13.18                     -3.54%
--------------------------------------------------------------------------------
Spectrum Global Balanced              $14.65                     -1.11%
--------------------------------------------------------------------------------
Spectrum Select                       $28.48                     -3.92%
Spectrum Strategic                    $14.69                     -0.99%
--------------------------------------------------------------------------------
Spectrum Technical                    $21.51                     -2.78%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

                                       MONTH ENDED         YTD ENDED
                                      MAY 31, 2004       MAY 31, 2004
                                      ------------       ------------

           Australian dollar               0.03             -0.91
           British pound                   0.16              1.1
           Euro                           -0.57              0.49
           Japanese yen                   -0.79             -5.45
           Swiss franc                     0.24              0.73
           Minor currencies               -2.48            -10.01

     Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> Fund losses were largely incurred from short positions in a variety of foreign currencies, such as the Japanese yen, South African rand, Norwegian krone, euro and both the Singapore and New Zealand dollars, versus the U.S. dollar during the final week of the month. The U.S. dollar's value declined versus most currencies in response to fears of potential terrorist attacks, expanding energy prices, and the release of weaker-than-expected economic data during the latter half of May. Short positions in the South African rand and New Zealand dollar versus the U.S. dollar also incurred losses during mid-month as the commodity-linked currencies reversed higher in response to rising gold prices.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> Gains were recorded primarily during the final week of the month from long positions in the Swiss franc and British pound versus the U.S. dollar as the dollar's value declined in response to surging energy prices and weaker-than-expected economic data relating to U.S. consumer sentiment, durable goods, and new home sales.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

                                       MONTH ENDED         YTD ENDED
                                      MAY 31, 2004       MAY 31, 2004
                                      ------------       ------------

           Currencies                     -0.37             -2.6
           Interest Rates                  0.18             -1.04
           Stock Indices                  -0.77              0.08
           Energies                        0.56              0.47
           Metals                         -0.26             -0.28
           Agriculturals                  -0.19             -0.15


     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> Long positions in Japanese and European equity index futures resulted in losses during the first half of the month as global equity prices were negatively impacted by geopolitical concerns and expanding energy prices.

>> In the currency markets, losses were incurred during mid-month from long positions in the U.S. dollar versus the South African rand as the commodity-linked rand reversed higher in response to rising gold prices. Later in the month, long positions in the U.S. Dollar Index, as well as short positions in both the Singapore and New Zealand dollars added to sector losses due to a decline in the U.S. dollar's value caused by fears of potential terrorist attacks, expanding energy prices, and the release of weaker-than-expected economic data.

>> In the metals markets, prices increased during the last week of the month due to the weaker U.S. dollar and strong Asian demand. As a result, losses were experienced from short positions in copper and nickel futures.

>> Losses were also incurred in the agricultural sector from short futures positions in corn as prices moved higher during the final week of the month due to delayed planting caused by inclement weather.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> The Fund generated gains within the energy markets from long futures positions in crude oil and its related products. Crude oil prices surged past $41 a barrel, reaching 21-year highs, amid fears of terrorist attacks on Saudi Arabian oil facilities and disruptions in Iraqi oil production. Additional gains were generated from long positions in natural gas futures as prices strengthened due to higher crude oil prices and news of a decrease in supply as reported by the Energy Information Administration.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

                                       MONTH ENDED         YTD ENDED
                                      MAY 31, 2004       MAY 31, 2004
                                      ------------       ------------
           Currencies                     -1.31             -3.67
           Interest Rates                 -0.71             -2.03
           Stock Indices                  -1.78             -2.02
           Energies                        1.74              3.27
           Metals                         -0.5               2.56
           Agriculturals                  -0.68              1.47


     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> Losses in the global stock indices were from long positions in Japanese, U.S. and European equity index futures during the first half of the month as global equity prices were negatively impacted by geopolitical concerns and expanding energy prices. Newly established short positions in these markets experienced additional losses as prices rebounded later in May due to a slight pullback in oil prices and strong earnings from technology companies.

>> Losses in the currency markets were largely incurred late in the month from short positions in a variety of foreign currencies, such as the Japanese yen and euro, versus the U.S. dollar. The U.S. dollar's value declined in response to fears of potential terrorist attacks, expanding energy prices, and the release of weaker-than-expected economic data. Short positions in the New Zealand dollar versus the U.S. dollar also resulted in losses during mid-month as the commodity-linked New Zealand currency reversed higher in response to rising gold prices.

>> Within the global interest rate markets, short positions in U.S. and Australian global bond futures experienced losses as prices moved higher during the latter half of the month due to uncertainty in global equity prices, weaker-than-expected economic data, stronger energy prices and geopolitical concerns.

>> Within the agricultural markets, long futures positions in the soybean complex, corn and wheat generated losses as prices declined due to heavy speculative selling. Prices were also negatively impacted by U.S. Department of Agriculture reports which forecasted an increase in soybean supply due to a rise in planting.

>> In the metals markets, prices increased during the last week of the month resulting in losses from short futures positions. The weaker U.S. dollar and strong Asian demand helped pull up industrial metals prices. Gold prices also increased as investor interest was reignited by a weaker U.S. dollar and fears of potential terrorist attacks. As a result, short futures positions in aluminum, nickel and gold accounted for the majority of sector losses.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> The Fund generated gains within the energy markets from long futures positions in crude oil and its related products. Crude oil prices surged past $41 a barrel, reaching 21-year highs, amid fears of terrorist attacks on Saudi Arabian oil facilities and disruptions in Iraqi oil production. Additional gains were generated from long positions in natural gas futures as prices strengthened due to higher crude oil prices and news of a decrease in supply as reported by the Energy Information Administration.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

                                       MONTH ENDED         YTD ENDED
                                      MAY 31, 2004       MAY 31, 2004
                                      ------------       ------------

           Currencies                     -1.31             -3.67
           Interest Rates                 -0.71             -2.03
           Stock Indices                  -1.78             -2.02
           Energies                        1.74              3.27
           Metals                         -0.5               2.56
           Agriculturals                  -0.68              1.47

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> Within the agricultural markets, long futures positions in the soybean complex and rough rice generated losses as prices declined due to heavy speculative selling. Prices were also negatively impacted by U.S. Department of Agriculture reports which forecasted an increase in soybean supply due to a rise in planting.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> The Fund generated gains within the energy markets from long futures positions in crude oil and its related products. Crude oil prices surged past $41 a barrel, reaching 21-year highs, amid fears of terrorist attacks on Saudi Arabian oil facilities and disruptions in Iraqi oil production. Additional gains were generated from long positions in natural gas futures as prices strengthened due to higher crude oil prices and news of a decrease in supply as reported by the Energy Information Administration.

>> Additional Fund gains were achieved in the metals markets from long futures positions in nickel, copper and aluminum as a weaker U.S. dollar and strong Asian demand helped boost prices for industrial metals.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

                                       MONTH ENDED         YTD ENDED
                                      MAY 31, 2004       MAY 31, 2004
                                      ------------       ------------

           Currencies                     -2.37             -4.87
           Interest Rates                 -0.3               1.15
           Stock Indices                  -1.24             -1.95
           Energies                        2.31              6.75
           Metals                         -0.51              0.44
           Agriculturals                  -0.23             -0.25

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> Losses in the currency markets were largely incurred late in the month from short positions in a variety of foreign currencies, such as the Swiss franc, Japanese yen and euro, versus the U.S. dollar. The U.S. dollar's value declined in response to fears of potential terrorist attacks, expanding energy prices, and the release of weaker-than-expected economic data during the latter half of May. Additional sector losses resulted from crossrate positions in the euro versus the Australian dollar and Czech koruna.

>> In global stock indices, losses resulted from long positions in Japanese and European equity index futures as global equity prices were negatively impacted by geopolitical concerns and expanding energy prices during the first half of the month.

>> In the metals markets, prices increased during the last week of the month resulting in losses from short futures positions. The weaker U.S. dollar and strong Asian demand helped boost industrial metals prices. Gold prices also increased as investor interest was reignited by a weaker U.S. dollar and fears of potential terrorist attacks. Short futures positions in copper, nickel and gold accounted for the majority of sector losses.

>> In the global interest rate markets, short positions in Japanese interest rate futures incurred losses as prices were pushed higher by the Bank of Japan's decision to maintain current interest rate levels and strong results from an auction of Japanese Government bonds.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> The Fund generated gains within the energy markets from long futures positions in crude oil and its related products. Crude oil prices surged past $41 a barrel, reaching 21-year highs, amid fears of terrorist attacks on Saudi Arabian oil facilities and disruptions in Iraqi oil production. Additional gains were generated from long positions in natural gas futures as prices strengthened due to higher crude oil prices and news of a decrease in supply as reported by the Energy Information Administration.

                      [This page intentionally left blank]

 MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED MAY 31, 2004 (UNAUDITED)

                                            MORGAN STANLEY                                  MORGAN STANLEY
                                           SPECTRUM CURRENCY                           SPECTRUM GLOBAL BALANCED
                                     -----------------------------                    ---------------------------
                                                    PERCENTAGE OF                                  PERCENTAGE OF
                                                     MAY 1, 2004                                    MAY 1, 2004
                                                      BEGINNING                                      BEGINNING
                                       AMOUNT      NET ASSET VALUE                     AMOUNT     NET ASSET VALUE
                                     ----------    ---------------                    --------    ---------------
                                         $               %                               $              %
REVENUES
Trading profit (loss):
  Realized                                   --            --                        150,550             .29
  Net change in unrealized           (6,666,842)        (3.05)                      (515,744)          (1.00)
                                     ----------         -----                       --------           -----
    Total Trading Results            (6,666,842)        (3.05)                      (365,194)           (.71)
Interest income (Note 2)                128,449           .06                         40,276             .08
                                     ----------         -----                       --------           -----
Total Revenues                       (6,538,393)        (2.99)                      (324,918)           (.63)
                                     ----------         -----                       --------           -----
EXPENSES
Brokerage fees (Note 2)                 838,718           .38                        198,679             .38
Management fees (Note 3)                364,661           .17                         53,989             .10
                                     ----------         -----                       --------           -----
    Total Expenses                    1,203,379           .55                        252,668             .48
                                     ----------         -----                       --------           -----

NET LOSS                             (7,741,772)        (3.54)                      (577,586)          (1.11)
                                     ==========         =====                       ========           =====


  MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------
  STATEMENTS OF CHANGES IN NET ASSET VALUE
------------------------------------------------------------------------------------------------------------------------
  FOR THE MONTH ENDED MAY 31, 2004 (UNAUDITED)

                                              MORGAN STANLEY                                 MORGAN STANLEY
                                             SPECTRUM CURRENCY                          SPECTRUM GLOBAL BALANCED
                                 ---------------------------------------         --------------------------------------
                                                                    PER                                            PER
                                      UNITS            AMOUNT       UNIT             UNITS           AMOUNT        UNIT
                                 --------------    ------------    -----         -------------    ------------    -----
                                                         $           $                                  $           $
Net Asset Value,
  May 1, 2004                    16,010,536.303     218,796,051    13.67         3,499,429.105      51,829,814    14.81
Net Loss                                --           (7,741,772)    (.49)               --            (577,586)    (.16)
Redemptions                        (102,418.581)     (1,349,877)   13.18           (62,049.304)       (909,022)   14.65
Subscriptions                       691,049.874       9,108,036    13.18            57,631.302         844,299    14.65
                                 --------------    ------------                  -------------    ------------
Net Asset Value,
  May 31, 2004                   16,599,167.596     218,812,438    13.18         3,495,011.103      51,187,505    14.65
                                 ==============    ============                  =============    ============


The accompanying notes are an integral part of these financial statements.

  MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
  STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
  FOR THE MONTH ENDED MAY 31, 2004 (UNAUDITED)

                                     MORGAN STANLEY                        MORGAN STANLEY                      MORGAN STANLEY
                                     SPECTRUM SELECT                     SPECTRUM STRATEGIC                  SPECTRUM TECHNICAL
                              -----------------------------        -----------------------------       -----------------------------
                                             PERCENTAGE OF                        PERCENTAGE OF                       PERCENTAGE OF
                                              MAY 1, 2004                          MAY 1, 2004                         MAY 1, 2004
                                               BEGINNING                            BEGINNING                           BEGINNING
                                 AMOUNT     NET ASSET VALUE          AMOUNT      NET ASSET VALUE         AMOUNT      NET ASSET VALUE
                              -----------   ---------------        ----------    ---------------       ----------    ---------------
                                   $               %                   $                %                   $               %
REVENUES
Trading profit (loss):
  Realized                        614,135          .12              1,557,019          1.00             (9,973,052)       (1.60)
  Net change in unrealized    (16,708,703)       (3.26)            (2,205,595)        (1.41)            (2,577,432)        (.41)
                              -----------        -----             ----------         -----             ----------        -----
    Total Trading Results     (16,094,568)       (3.14)              (648,576)         (.41)           (12,550,484)       (2.01)
Interest income (Note 2)          307,913          .06                 98,818           .06                373,075          .06
                              -----------        -----             ----------         -----             ----------        -----
    Total Revenues            (15,786,655)       (3.08)              (549,758)         (.35)           (12,177,409)       (1.95)
                              -----------        -----             ----------         -----             ----------        -----

EXPENSES
Brokerage fees (Note 2)         3,096,970          .60                707,665           .45              3,759,433          .60
Management fees (Note 3)        1,221,636          .24                292,827           .19              1,342,702          .23
                              -----------        -----             ----------         -----             ----------        -----
  Total Expenses                4,318,606          .84              1,000,492           .64              5,102,135          .83
                              -----------        -----             ----------         -----             ----------        -----

NET LOSS                      (20,105,261)       (3.92)            (1,550,250)         (.99)           (17,279,544)       (2.78)
                              ===========        =====             ==========         =====             ==========        =====


  MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
  STATEMENTS OF CHANGES IN NET ASSET VALUE
------------------------------------------------------------------------------------------------------------------------------------
  FOR THE MONTH ENDED MAY 31, 2004 (UNAUDITED)

                             MORGAN STANLEY                       MORGAN STANLEY                        MORGAN STANLEY
                             SPECTRUM SELECT                    SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                   ------------------------------------   -----------------------------------   -----------------------------------
                                                   PER                                   PER                                   PER
                        UNITS          AMOUNT      UNIT        UNITS         AMOUNT      UNIT       UNITS          AMOUNT      UNIT
                   --------------   -----------   -----   --------------  -----------   -----   --------------  -----------   -----
                                         $          $                          $          $                          $          $
 Net Asset Value,
   May 1, 2004     17,290,046.416   512,601,946   29.65   10,544,049.931  156,481,848   14.84   28,128,106.341  622,250,921   22.12
 Net Loss                  --       (20,105,261)  (1.17)          --       (1,550,250)   (.15)          --      (17,279,544)   (.61)
 Redemptions          (93,071.088)   (2,650,665)  28.48      (81,280.766)  (1,194,014)  14.69     (156,296.537)  (3,361,939)  21.51
 Subscriptions        617,895.242    17,597,655   28.48      427,711.245    6,283,077   14.69    1,036,642.952   22,298,191   21.51
                   --------------   -----------           --------------  -----------           --------------  -----------
 Net Asset Value,
   May 31, 2004    17,814,870.570   507,443,675   28.48   10,890,480.410  160,020,661   14.69   29,008,452.756  623,907,629   21.51
                   ==============   ===========           ==============  ===========           ==============  ===========


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
================================================================================
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

    The Partnerships' general partner is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., and MSIL are wholly-owned subsidiaries of Morgan Stanley.

    Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profit
(loss) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income based upon 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency,

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month's  average  daily "Net  Assets"  (as  defined in the  Limited  Partnership
Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as
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of the end of the last day of any month  that is at least six  months  after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a limited partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

================================================================================
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

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================================================================================
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.
  Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated
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to each trading advisor on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                         Demeter Management Corporation
                         825 Third Avenue, 9th Floor
                         New York, NY 10022



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